Exhibit 99.1

Lightwave Logic Granted 2 United States Patents Protecting Advanced Electro-Optical Polymer Platform

March 28, 2011

Revolutionary Electro-Optical Polymer Foundation Technology Protected by Composition of Matter Claims

NEWARK, Del., March 28, 2011 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that the USPTO will issue US Patent No. 7,919,619 on April 5, 2011 for Heterocyclical Chromophore Architectures directed to Perkinamine™ chromophores, the foundation of Lightwave's unique electro-optic materials platform.  Additionally, the company has been issued US Patent No. 7,894,695 covering its Tricyclic Spacer System for Non-Linear Optical devices.

A chromophore is an advanced type of dye that imparts electro-optical properties to a polymer.  Perkinamine™ chromophores are a highly potent class of compounds which impart unparalleled thermal and optical stability to a resulting polymer matrix.

A tricyclic spacer system prevents aggregation of individual chromophores and enables long term stability of the material.

Jim Marcelli, Chief Executive Officer of Lightwave Logic said, "We are very pleased to finally obtain these 2 key patents that protect the core of our revolutionary electro-optical materials platform with utility across many different electro-optical devices and systems like optical buses for micro-processor chips and Optical Processing Units that include spatial light modulators, as well as telecom modulators, optical limiters, and optical computers."

Dave Eaton, the company's Chief Technology Officer stated, "The USPTO has ultimately recognized the uniqueness of our material by granting us strong composition of matter patents.  We are happy to have these issuances behind us and look forward to pursuing our pending applications.  The flexibility and power of our platform technology continues to generate new intellectual property and we expect additional patent filings in the future."

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.